Exhibit 10.4

AGREEMENT TO EXCHANGE
PREFERRED STOCK
FOR COMMON STOCK

THIS AGREEMENT, dated as of March 24, 2008 is entered into by and between Richard Pearce (“Pearce”) and DC Brands International, Inc. (the “Company”).

WITNESSETH:

WHEREAS, Pearce owns 100,000 shares of preferred stock of the Company for services rendered;

WHEREAS, Pearce is willing to exchange 5% of the voting rights held by his preferred stock (the “Shares”) and reduce his voting right which he has from such ownership from 56.25% to 51.25% for a total of 40,000,000 shares of common stock (the “Common Stock”); and

WHEREAS, Pearce shall exchange the Shares for 40,000,000 shares of Common Stock.

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1.
Exchange.  The Shares, including all accrued interest and penalties due thereunder, will be exchanged as of the date hereof for 40,000,000 shares of Common Stock. Thus, concurrently with the execution of this Agreement, Pearce shall deliver to the Company the Shares for cancellation and the Company shall deliver to Pearce stock certificates evidencing 40,000,000 shares of the Common Stock.

2.	Pearce’s Representations, Warranties, Etc.; Access To Information; Independent Investigation. Pearce represents and warrants to, and covenants and agrees with, the Company as follows:

a.
Pearce is exchanging the Shares and accrued interest and penalties thereon for the Common Stock for his own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.
Pearce is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect his own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of his investment in the Common Stock.

c.
Pearce understands that the Shares, plus accrued interest and penalties are being exchanged for the Common Stock in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Pearce’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Pearce set forth herein in order to determine the availability of such exemptions and the eligibility of Pearce to acquire the Common Stock.

d.
Pearce and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the exchange of the Shares and the issuance of the Common Stock which have been requested by Pearce.  Pearce and his advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries;

e.	Pearce understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock.

f.
This Agreement has been duly and validly authorized, executed and delivered on behalf of Pearce and is a valid and binding agreement of Pearce enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

g.	Pearce owns the Shares free and clear of all pledges, mortgages and claims of any kind whatsoever.

3.	Company Representations, Etc. The Company represents and warrants to Pearce that:

a.
Company Status.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company.  The Company has not registered its common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Common Stock is listed and traded on the Grey Sheets.

b.
Authorized Shares. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and, when issued to Pearce, will be duly and validly issued, fully paid and non-assessable and will not subject Pearce to personal liability by reason of being a holder of such shares.

c.
Exchange Agreement.  This Agreement and the transactions contemplated hereby, have been duly and validly authorized by the Company.  This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

d.
Non-contravention.  The execution and delivery of this Agreement by the Company, the issuance of the Common Stock, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible,  or its businesses related to such properties, are subject.

e.
Approvals.  No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the issuance of the Common Stock to Pearce as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

f.
Transfer of Common Stock.  The Common Stock of the Company is not registered under The Securities Act of 1933, as amended (the Act”) and therefore the shares issued hereunder must be held indefinitely unless they are subsequently registered under the Act or an exemption from the registration requirements of the Act is available.

g.
Full Disclosure.  There is no fact known to the Company (other than general economic conditions known to the public generally) that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

4.
Certain Covenants And Acknowledgments.  The Company undertakes and agrees to make all necessary filings in connection with the exchange effected hereby under any United States laws and regulations, and to provide a copy thereof to Pearce promptly after such filing.

5.
Governing Law; Miscellaneous.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.  A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.  This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement.  This Agreement, and the related agreements referred to herein, contain the entire agreement of the parties with respect to the subject matter hereto, superceding all prior agreements, understandings or discussions.

6.
Notices.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY:                          DC Brands International, Inc.
95000 W. 49th Avenue
Wheat Ridge, CO 80033
Attention: Jeremy Alcamo

PEARCE:                               Richard Pearce
c/o DC Brands International, Inc.
95000 W. 49th Avenue
Wheat Ridge, CO 80033

7.	Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company and Pearce have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

DC BRANDS INTERNATIONAL, INC.

By:
Name:  Jeremy Alcamo
Title:    Chief Financial Officer

RICHARD PEARCE